Celsius Holdings to Acquire Alani Nu®, Creating a Leading Better-For-You, Functional Lifestyle Platform

Combines two growing, scaled energy brands with clear category tailwinds

Net purchase price of $1.65 billion, representing an attractive valuation of less than 3x 2024A net revenue and approximately 12x fully synergized 2024A EBITDA1

Transaction expected to be accretive to cash EPS in the first full year of ownership

Celsius today separately released fourth quarter and full-year 2024 results; Company to host webcast at 6:00 p.m. ET today

BOCA RATON, Fla. and LOUISVILLE, Ky. Feb. 20, 2025 – Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius” or “the company”) today announced that it has entered into a definitive agreement to acquire Alani Nutrition LLC (“Alani Nu”) for $1.8 billion including $150 million in tax assets for a net purchase price of $1.65 billion, comprising a mix of cash and stock. The transaction will combine two growing, scaled brands in the U.S. energy drink category, creating a leading better-for-you, functional lifestyle platform that is well positioned to capitalize on the growing consumer preference for zero-sugar alternatives.

Founded in 2018, Alani Nu is a growing, female-focused brand that delivers functional beverages and wellness products that are aspirational yet accessible for a growing community of Gen Z and millennial consumers. Alani Nu provides complementary brand positioning and access to attractive female consumer demographics driving incremental energy drink category growth. The acquisition is expected to provide the opportunity for additional, adjacent category expansion, ultimately enabling Celsius to reach more people, in more places, more often. The added breadth of the combined platform is expected to further strengthen the company’s position with ample resources for ongoing growth investment.

John Fieldly, Chairman and CEO of Celsius, said, “Celsius is at a defining moment in the better-for-you, functional lifestyle products movement, and we are thrilled to welcome Alani Nu to the Celsius family. We have deep respect for the strong community of supporters and fans Alani Nu has developed and the authentic brand and partnerships they have formed. Together, we expect to broaden the availability of Alani Nu’s functional products to help more people achieve their wellness goals with great-tasting, functional product options at more moments throughout their lives.”

Katy Schneider, Co-Founder of Alani Nu, commented, “When we founded Alani Nu in 2018, our goal was simple: to create products that made women feel their absolute best—inside and out. Watching this brand grow into a movement of strong, confident women has been the honor of a lifetime. As Alani Nu enters this next chapter with Celsius, I have full confidence that they are the best partner to enhance Alani Nu's growth and success while staying true to what makes it so special. I’m incredibly proud of everything
1 Based on 2024A Adjusted EBITDA including estimated run-rate cost synergies of $50 million to be achieved over 2-years post-close (excludes total cost to achieve) and purchase price net of ~$150 million tax benefit step-up (net present value). Please see “Use of Non-GAAP Measures” and reconciliation to the most directly comparable GAAP measure below.

we’ve built and beyond grateful for this amazing community who made it all possible. I’m thrilled for Alani to reach new heights.”

Max Clemons, Co-Founder and Co-CEO of Congo Brands, which operates Alani Nu, added, “We believe Celsius can unlock key growth opportunities for Alani Nu and are excited to partner with John and the Celsius team as they continue to disrupt and grow the functional beverage space.”

Retail sales of Alani Nu in total U.S. MULO Plus with Convenience increased by 78% year over year as reported by Circana for the last-four-week period ended Jan. 26, 20252. Alani Nu dollar share for the same last-four-week-period was 4.8%, an increase of ~200 basis points from the prior-year period3.

Upon closing, Alani Nu will operate within Celsius, and key members of the Congo Brands leadership team have agreed to continue as advisors to Celsius to help ensure continued business momentum.

Compelling Strategic Rationale
•Creates a leading better-for-you, functional lifestyle platform at the intersection of consumer megatrends. With the addition of Alani Nu, the combined Celsius platform is expected to drive ~$2 billion in sales across a differentiated energy portfolio that is firmly aligned with the ongoing consumer shift towards premium, functional beverage options that cater to health & wellness and active lifestyles.

•Combines two growing, scaled energy brands with clear category tailwinds. The transaction is expected to enhance Celsius’ position as an innovative leader in the large, growing global energy category, which is projected to grow at a 10% CAGR from 2024 to 20294, with a scaled, on-trend, sugar-free platform.

•Provides complementary brand positioning and attractive consumer demographics and is expected to drive incremental category growth. Alani Nu will provide Celsius expanded access to a fast-growing, wellness-focused audience that is driving incremental category growth.

•Leverages combined strengths and capabilities to drive the next phase of growth. The added breadth of the combined platform is expected to further strengthen the company’s position with ample resources for ongoing growth investment. Both brands will be well positioned under the Celsius platform to drive continued distribution gains, access consumers in growing adjacencies, drive innovation and brand awareness, achieve incremental category growth and propel further global expansion.

•Enhances topline growth algorithm and is expected to be cash EPS accretive in year one with a meaningful synergy opportunity. The acquisition of Alani Nu is expected to add significant topline scale and growth and is expected to be accretive to cash EPS in the first full year of ownership; $50 million of run-rate cost synergies are expected to be achieved over two years post-close, contributing to strong pro-forma profitability and significant cash flow generation.

Transaction Details
Under the terms of the agreement, Celsius has agreed to acquire Alani Nu from co-founders, Katy and Haydn Schneider, and Congo Brands’ Co-Founders, Max Clemons and Trey Steiger, for $1.8 billion comprising a mix of cash and stock including a potential $25 million earn-out based on 2025 performance. This includes approximately $150 million net present value of tax benefits for a net purchase price of
2 Circana Total US MULO+ w/C L4W ended 1/26/25, RTD Energy
3 Circana Total US MULO+ w/C L4W ended 1/26/25, RTD Energy
4 Euromonitor as of February 2025, Global Energy Drink Category

$1.65 billion and represents an attractive valuation of less than 3x 2024A revenue of $595 million and approximately 12x fully synergized 2024A EBITDA of $137 million1.

The purchase price consideration is comprised of $1,275 million of cash and a $25 million earn-out and $500 million (or approximately 22.5 million shares) of newly issued restricted shares of Celsius Holdings common stock, representing approximately 8.7% pro-forma ownership. The cash consideration consists of fully committed debt financing of $900 million and approximately $375 million of cash on hand. The company’s liquidity position is expected to remain robust with pro-forma net leverage of approximately 1.0x5 and ample cash on the balance sheet.

Stock consideration will be subject to a lock-up agreement, which will be released over a two-year period, aligning long-term interests to drive future growth and value creation. A transition services agreement and consulting agreements retain key brand leadership to support the integration process.

The agreement has been approved by the Celsius Board of Directors. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second quarter of 2025.
Advisors
UBS Investment Bank acted as exclusive financial advisor to Celsius and is providing a committed financing package comprised of a $900 million Term Loan B and a $100 million Revolving Credit Facility, and Freshfields US LLP is serving as legal counsel to Celsius. J.P. Morgan Securities LLC is serving as Alani Nu’s financial advisor and Greenberg Traurig, P.A. is serving as legal counsel.

Fourth Quarter and Full-Year 2024 Earnings Webcast
The company issued a separate press release today reporting its fourth quarter and full-year 2024 financial results. Management will host a webcast today, Thursday, Feb. 20, 2025, at 6:00 p.m. ET, to discuss the company’s fourth quarter and full-year 2024 financial results as well as business updates with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius investor relations website.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS® and hydration brand CELSIUS HYDRATIONTM. Born in fitness and pioneering the rapidly growing, better-for-you functional beverage category, the company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

About Alani Nu
Founded in 2018 by entrepreneur and influencer, Katy Hearn, Alani Nu® is a health and wellness brand focused on providing low-calorie products with unique flavors. Alani Nu offers a range of products including energy drinks, daily essentials, on-the-go snacks and more, and can be found at Walmart, Target, GNC, The Vitamin Shoppe, Kroger Family Stores nationwide, Costco and on Amazon.

Contacts
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

5 Based on 2024A combined company Pro-Forma Adjusted EBITDA including estimated run-rate cost synergies of $50 million (excluding cost to achieve). Excludes transaction fees & expenses.

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, including our pending acquisition of Alani Nu; our ability to achieve the benefits that we expect to realize as a result of our acquisitions, including Alani Nu; the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, including Alani Nu; liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”); and those other risks and uncertainties discussed in the reports we have filed with the SEC, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures
Celsius defines Adjusted EBITDA as net income before net interest income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees and legal settlement costs. Adjusted EBITDA Margin is the ratio between the Company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs, acquisitions costs, and penalties. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.

Preliminary Estimated Unaudited Financial Information
This press release certain preliminary estimated unaudited financial information for Alani Nu for the year ended December 31, 2024. This information is preliminary in nature based only upon information available at this time. Final results for Alani Nu remain subject to the completion of its closing procedures, final adjustments and developments that may arise between now and the time the financial results are finalized. You must exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. We cannot assure you that these preliminary estimated results will not differ materially from the information reflected in Alani Nu’s final financial statements for the year ended December 31, 2024. These preliminary estimates should not be viewed as substitutes for Alani Nu’s audited consolidated financial statements prepared in accordance with GAAP. In addition, they are not necessarily indicative of the results to be achieved in any future period.

Pro-Forma Financial Information
The following table presents summary historical and unaudited pro forma condensed consolidated financial data for Celsius and Alani Nu, which are based on (i) Celsius’ unaudited financial statements for the year ended December 31, 2024, and (ii) Alani Nu’s preliminary estimated unaudited financial statements for the year ended December 31, 2024.
This pro forma financial information reflects Celsius’ pending acquisition of Alani Nu as if the transaction (the “Transaction”) had occurred on January 1, 2024. This pro forma financial information does not reflect the completion of the Transaction or Celsius’ capital structure following the completion of the Transaction and are not indicative of results that would have been reported had the Transaction occurred as of January 1, 2024. This information is only a summary and should be read in conjunction with the information included in the section entitled “Forward-Looking Statements” and Celsius historical financial information included in its earnings press release for the quarter and year ended December 31, 2024, and in Celsius’ filings with the Securities and Exchange Commission.
The summary historical and unaudited pro forma condensed consolidated financial information that follows is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Transaction been completed as of January 1, 2024, and should not be taken as representative of Celsius’ future consolidated results of operations or financial position had the Transaction occurred as of such date. These estimates are based on financial information available at the time of the preparation of this press release. Based on the timing of the closing of the Transaction and other factors, Celsius cannot assure you that the actual adjustments will not differ materially from the pro forma adjustments reflected in the summary unaudited pro forma combined financial information. It is expected that, following the consummation of the Transaction, we will incur non-recurring expenses associated with the Transaction and integration of the operations of Alani Nu. These expenses and integration costs are not reflected in this summary unaudited pro forma condensed consolidated financial information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP net income to non-GAAP Adjusted EBITDA and Pro forma Adjusted EBITDA (In thousands) (Unaudited)

	Year Ended Dec. 31, 2024	Year Ended Dec. 31, 2024
	Celsius	Alani Nu	Estimated Pro Forma
Net income (GAAP measure)	$ 145,074	$ 68,091	$ 213,165
Add back / (Deduct):
Net interest (income) expense	(39,263)	4,867	(34,396)
Provision for income taxes	49,976	1,659	51,635
Depreciation and amortization expense	7,274	5,559	12,833
Non-GAAP EBITDA	163,061	80,176	243,237
Stock-based compensation[1]	19,591	-	19,591
Foreign Exchange	1,734	-	1,734
Distributor termination[2]	-	2,911	2,911
Legal Settlements Costs[3]	54,005	2,961	56,966
Reorganization cost[4]	5,965	-	5,965
Acquisition Costs[5]	2,008	-	2,008
Penalties[6]	9,350	-	9,350
Other non-recurring costs	-	926	926
Non-GAAP Adjusted EBITDA	255,714	86,974	342,688
Pro Forma Net Synergies	50,000	-	50,000
Pro Forma Adjusted EBITDA	$ 305,714	$ 86,974	$ 392,688
1 Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
2 Distributor termination represents reversals of accrued termination payments. The unused funds designated for termination expense payments to legacy distributors were reimbursed to Pepsi for the quarter ended June 30, 2023.
3 2024 accrued expense for estimated liability in connection with an ongoing litigation during the quarter ended December 31, 2024. 2024 accrued expense for SEC settlement during the quarter ended December 31, 2024. 2023 legal class action settlement pertained to the McCallion vs Celsius Holdings class action lawsuit, which the company settled during the quarter ended June 30, 2023.
4 Reorganization costs represent international re-alignment costs incurred during the quarter ended December 31, 2024.
5 Acquisition costs include fees for Professional services received during the fourth quarter ended December 31, 2024, related to a business acquisition.

6 Accrued expense in the quarter ended December 31, 2024, related to contractual co-packer obligations.

Reconciliation of Non-GAAP Valuation Metrics
(in thousands)
(unaudited)

12x fully synergized 2024A adjusted EBITDA

2024 Actual	Alani Nu
Adjusted EBITDA[1]	$86,974
Pro Forma Net Synergies[2]	50,000
Total Adjusted EBITDA	136,974
Net purchase price[3]	1,650,000
Adjusted EBITDA Multiple	12.0x

Purchase Price	$ 1,625,000
Earnout	25,000
Including earnout	1,650,000
NPV of Tax	150,000
Total Purchase price	$ 1,800,000

<3x 2024A Revenue
Alani Nu
2024 Revenue[1]	$ 594,907
Net purchase price[3]	1,650,000
Revenue Multiple	2.8x

Pro Forma net leverage
Net debt[4]	$ 384,810
2024 Adjusted EBITDA[5]	392,688
Pro-forma net leverage	1.0x

New Debt	$ 900,000
Unrestricted Cash	890,190
Cash used for Transaction	375,000
Net Cash	515,190
Net Debt	$ 384,810

1 Represents preliminary, unaudited 2024 Alani Nu financials
2 Estimated run-rate cost synergies to be achieved over two-years post close
3 Excludes ~$150 million net present value of tax benefits
4 Total principal debt outstanding less unrestricted cash
5 Based on 2024A Adjusted EBITDA including estimated run-rate synergies